EXHIBIT 99.1

Amtech Reports Second Quarter Fiscal 2021 Results

TEMPE, Ariz., May 5, 2021 -- Amtech Systems, Inc. (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs), today reported results for its second quarter ended March 31, 2021.

Second Quarter Fiscal 2021 Financial and Operational Highlights:

•	Net revenue of $19.8 million
•	Operating income of $0.2 million
•	Loss from continuing operations, net of tax, of $0.2 million
•	Loss per diluted share of $0.02
•	Customer orders of $32.5 million
•	March 31, 2021 backlog of $26.5 million
•	Book to bill ratio of 1.6:1
•	Unrestricted cash of $40.4 million

Mr. Michael Whang, Chief Executive Officer of Amtech, commented, “Our strong momentum continued into the second quarter with revenue coming in at the high end of our expectations.  As we look out to the balance of 2021, we are encouraged to see the strength in demand continue and believe our exposure to several secular tailwinds including advanced semiconductor packaging, power semiconductors, electric vehicles and 5G communications, creates a significant opportunity to drive increased profitability and shareholder value as demand accelerates.”

GAAP Financial Results

(in millions, except per share amounts)	Q2	Q1	Q2	6 Months	6 Months
	FY 2021	FY 2021	FY 2020	2021	2020
Net revenues	$19.8	$18.0	$14.5	$37.8	$35.2
Gross profit	$7.7	$7.5	$5.4	$15.2	$13.5
Gross margin	39.1%	41.8%	37.1%	40.4%	38.5%
Operating income (loss)	$0.2	$1.1	$(1.0)	$1.2	$0.7
Operating margin	0.9%	5.9%	-6.7%	3.2%	1.9%
(Loss) income from continuing operations, net of tax	$(0.2)	$0.7	$(0.5)	$0.5	$(1.8)
Diluted (loss) income per share from continuing operations	$(0.02)	$0.05	$(0.04)	$0.03	$(0.13)

Net revenues increased 10% sequentially and increased 37% from the second quarter of fiscal 2020, with the sequential increase primarily attributed to strong shipments of our advanced packaging and SMT equipment. The same prior year period was affected by the COVID-19 pandemic.

Gross margin decreased in the second quarter of fiscal 2021 sequentially due to product mix, with increased multi-unit sales at lower margins and increased mix of lower-margin SMT sales. Gross margin increased in the second quarter of fiscal 2021 compared to the same prior year period due to increased capacity utilization.

Selling, General & Administrative (“SG&A”) expenses increased $0.5 million sequentially and $0.3 million compared to the same prior year period due primarily to sustained increases in freight expenses, as well as increases in consulting and legal fees.

Research and Development increased $0.6 million sequentially and $1.0 million compared to the same prior year period due to strategic R&D projects.

Operating income was $0.2 million, compared to operating income of $1.1 million in the first quarter of fiscal 2021 and operating loss of $1.0 million in the same prior year period.

Income tax provision was $0.5 million for the three months ended March 31, 2021, compared to a provision of $0.1 million in the preceding quarter (which included a tax benefit of $0.3 million related to the reversal of previously recorded uncertain tax positions) and $0.2 million in the same prior year period.

Loss from continuing operations, net of tax, for the second quarter of fiscal 2021 was $0.2 million, or 2 cents per share. This compares to loss from continuing operations of $0.5 million, or 4 cents per share, for the second quarter of fiscal 2020 and income of $0.7 million, or 5 cent per share, in the preceding quarter.

Outlook

The Company’s outlook reflects the anticipated ongoing logistical impacts and the related delays for goods shipped to and from China and expenses incurred relating to our subsidiary’s cyber security incident. Actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

For the third fiscal quarter ending June 30, 2021, revenues are expected to be in the range of $21 to $23 million. Gross margin for the quarter ending June 30, 2021 is expected to be approximately 40%, with operating margin break-even to slightly positive, primarily due to one-time costs we will incur relating to our cyber security incident. Accounting rules require us to expense these as incurred without accruing for potential insurance reimbursement. We will have a gain in a future quarter once our insurance claim has been approved and paid.

A portion of Amtech's results are denominated in Renminbis, a Chinese currency.  The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi.  Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal second quarter financial results.  The call will be available to interested parties by dialing 866-269-4261.  For international callers, please dial +1 929-477-0591. The confirmation code is 1864484.  A live webcast of the conference call will be available in the Investor Relations section of Amtech’s website at: https://www.amtechsystems.com/investors/events.

A replay of the webcast will be available in the Investor Relations section of the company’s web site at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe.  Our strategic focus is on semiconductor growth opportunities in power electronics, sensors and analog devices leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC substrates, 300mm horizontal thermal reactor, and electronic assemblies used in power, RF, and other advanced applications), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce Technologies™, and PR Hoffman™.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release.  Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2020, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf.  These factors can be found under the heading "Risk Factors" in the Form 10-K and investors should refer to them.  Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties.  Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 360-3756
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

May 5, 2021

(Unaudited)

Summary Financial Information for Continuing Operations

(in thousands, except percentages and ratios)

	Three Months Ended			Six Months Ended March 31,
	March 31, 2021	December 31, 2020	March 31, 2020	2021	2020
Amtech Systems, Inc.
Revenues, net of returns and allowances	$19,790	$17,975	$14,460	$37,765	$35,152
Gross profit	$7,728	$7,512	$5,358	$15,240	$13,532
Gross margin	39%	42%	37%	40%	38%
Operating income (loss)	$171	$1,054	$(972)	$1,225	$665
New orders	$32,526	$17,869	$20,626	$50,395	$38,251
Backlog	$26,534	$13,799	$19,618	$26,534	$19,618
Semiconductor Segment
Revenues, net of returns and allowances	$17,119	$15,575	$11,992	$32,694	$29,224
Gross profit	$7,093	$6,912	$4,413	$14,005	$11,599
Gross margin	41%	44%	37%	43%	40%
Operating income (loss)	$1,665	$2,197	$(18)	$3,862	$2,704
New orders	$29,651	$15,483	$17,019	$45,134	$32,113
Backlog	$25,281	$12,750	$17,799	$25,281	$17,799
Material and Substrate Segment
Revenues, net of returns and allowances	$2,671	$2,400	$2,468	$5,071	$5,285
Gross profit	$635	$600	$945	$1,235	$1,924
Gross margin	24%	25%	38%	24%	36%
Operating (loss) income	$(253)	$(66)	$421	$(319)	$955
New orders	$2,875	$2,386	$3,607	$5,261	$6,138
Backlog	$1,253	$1,049	$1,819	$1,253	$1,819

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

May 5, 2021

(Unaudited)

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Revenues, net of returns and allowances	$19,790	$14,460	$37,765	$35,152
Cost of sales	12,062	9,102	22,525	21,620
Gross profit	7,728	5,358	15,240	13,532

Selling, general and administrative	5,688	5,415	10,901	11,330
Research, development and engineering	1,869	915	3,114	1,537
Operating income (loss)	171	(972)	1,225	665

Loss on sale of subsidiary	—	—	—	(2,793)
Interest income (expense) and other, net	73	595	(182)	525
Income (loss) from continuing operations before income taxes	244	(377)	1,043	(1,603)
Income tax provision	490	166	570	207
(Loss) income from continuing operations, net of tax	(246)	(543)	473	(1,810)
Loss from discontinued operations, net of tax	—	(11,151)	—	(11,816)
Net (loss) income	$(246)	$(11,694)	$473	$(13,626)

(Loss) Income Per Basic Share:
Basic (loss) income per share from continuing operations	$(0.02)	$(0.04)	$0.03	$(0.13)
Basic loss per share from discontinued operations	$—	$(0.79)	$—	$(0.83)
Net (loss) income per basic share	$(0.02)	$(0.83)	$0.03	$(0.96)

(Loss) Income Per Diluted Share:
Diluted (loss) income per share from continuing operations	$(0.02)	$(0.04)	$0.03	$(0.13)
Diluted loss per share from discontinued operations	$—	$(0.79)	$—	$(0.83)
Net (loss) income per diluted share	$(0.02)	$(0.83)	$0.03	$(0.96)

Weighted average shares outstanding - basic	14,151	14,150	14,121	14,193
Weighted average shares outstanding - diluted	14,151	14,150	14,217	14,193

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

May 5, 2021

(Unaudited)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2021	September 30, 2020
Assets
Current Assets
Cash and cash equivalents	$40,399	$45,070
Accounts receivable (less allowance for doubtful accounts of $194 and $159 at March 31, 2021, and September 30, 2020, respectively)	16,980	11,243
Inventories	16,389	17,277
Income taxes receivable	1,057	1,362
Other current assets	1,735	1,617
Total current assets	76,560	76,569
Property, Plant and Equipment - Net	12,025	11,995
Right-of-Use Assets - Net	6,016	5,124
Intangible Assets - Net	912	609
Goodwill - Net	11,150	6,633
Deferred Income Taxes - Net	566	566
Other Assets	707	602
Total Assets	$107,936	$102,098
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$5,878	$2,676
Accrued compensation and related taxes	2,157	2,066
Accrued warranty expense	414	380
Other accrued liabilities	1,421	751
Current maturities of long-term debt	388	380
Contract liabilities	295	1,224
Total current liabilities	10,553	7,477
Long-Term Debt	4,601	4,798
Long-Term Lease Liability	5,803	5,064
Income Taxes Payable	3,471	3,240
Other Long-Term Liabilities	67	—
Total Liabilities	24,495	20,579
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,221,865 and 14,063,172 at March 31, 2021 and September 30, 2020, respectively	142	141
Additional paid-in capital	125,513	124,435
Accumulated other comprehensive loss	(276)	(646)
Retained deficit	(41,938)	(42,411)
Total shareholders’ equity	83,441	81,519
Total Liabilities and Shareholders’ Equity	$107,936	$102,098

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

May 5, 2021

(Unaudited)

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended March 31,
	2021	2020
Operating Activities
Net income (loss)	$473	$(13,626)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	644	694
Write-down of inventory	230	330
Deferred income taxes	—	784
Non-cash share-based compensation expense	149	133
Loss on sales of subsidiaries	—	13,709
Provision for (reversal of) allowance for doubtful accounts, net	28	(32)
Other, net	8	4
Changes in operating assets and liabilities:
Accounts receivable	(5,485)	1,374
Inventories	859	(527)
Other assets	(1,132)	3,667
Accounts payable	3,122	(1,849)
Accrued income taxes	536	(2,094)
Accrued and other liabilities	1,232	(228)
Contract liabilities	(929)	(1,063)
Net cash (used in) provided by operating activities	(265)	1,276
Investing Activities
Purchases of property, plant and equipment	(433)	(345)
Acquisition, net of cash and cash equivalents acquired	(5,082)	—
Net cash disposed of in sales of subsidiaries	—	(9,940)
Net cash used in investing activities	(5,515)	(10,285)
Financing Activities
Proceeds from the exercise of stock options	930	779
Repurchase of common stock	—	(2,000)
Payments on long-term debt	(189)	(194)
Net cash provided by (used in) financing activities	741	(1,415)
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	368	558
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(4,671)	(9,866)
Cash, Cash Equivalents and Restricted Cash, Beginning of Period*	45,070	59,134
Cash, Cash Equivalents and Restricted Cash, End of Period	$40,399	$49,268

*	Includes Cash, Cash Equivalents and Restricted Cash that are included in Held-For-Sale Assets on the Condensed Consolidated Balance Sheets for periods prior to January 22, 2020.